Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SILICON GRAPHICS, INC.

EACH OF THE SUBSIDIARIES OF SILICON GRAPHICS, INC.

LISTED ON SCHEDULE I

AND

RACKABLE SYSTEMS, INC.

DATED AS OF MARCH 31, 2009

SCHEDULES

Schedule I	Other Selling Entities
Schedule 2.1(e)	Assumed Agreements
Schedule 2.1(f)	Specified IP
Schedule 2.1(i)	Owned Real Property
Schedule 2.1(j)	Acquired Subsidiaries
Schedule 2.2	Excluded Assets
Schedule 2.2(h)	Excluded Patents
Schedule 2.3	Assumed Trade Accounts Payable
Schedule 2.5(a)	Cure Payment Estimates
Schedule 3.3	Subsidiary Tax Escrow
Schedule 5.2	No Violation
Schedule 5.3	Title to Assets; Intellectual Property
Schedule 5.4	Contracts
Schedule 5.5	Legal Proceedings
Schedule 5.6	Inventory
Schedule 5.7	Accounts Receivable
Schedule 5.8(b)	Trade Accounts Payable
Schedule 5.8(c)	Liabilities of Acquired Subsidiaries and Subsidiaries of Acquired Subsidiaries
Schedule 5.8(d)	Subsidiaries
Schedule 5.9	Compliance With Legal Requirements
Schedule 7.1	Exceptions to Covenants
Schedule 7.1(a) (i)	Operating Budget
Schedule 7.1(b) (ix)	Interim Compensation

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale and Assignment Agreement
Exhibit C	Form of Sale Order
Exhibit D	Escrow Agreement
Exhibit E	Bid Procedures

ANNEX

Annex A	Employment Offers

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this 31st day of March, 2009 by and among SILICON GRAPHICS, INC., a Delaware corporation (the “Seller”) and each of the subsidiaries of the Seller listed on Schedule I (together with the Seller, the “Selling Entities”), and RACKABLE SYSTEMS, INC. a Delaware corporation (the “Buyer”).

WHEREAS, the Selling Entities are preparing to file Chapter 11 bankruptcy petitions pursuant to Title 11 of the United States Code, 11 U.S.C. § 101, et seq. (collectively, the “Bankruptcy Case”); and

WHEREAS, the Buyer desires to purchase (directly and/or, in the Buyer’s sole discretion, through an affiliate of the Buyer (a “Buyer Affiliate”)) from the Selling Entities, and the Selling Entities desire to sell to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate, certain of the Selling Entities’ assets free and clear of Encumbrances (as defined below) except for Permitted Encumbrances (as defined below), and to assume from the Selling Entities certain specified liabilities pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 (a) Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

“Accounts Receivable” means any and all accounts receivable and other amounts receivable owed to the Selling Entities, together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct the affairs of another Person by reason of ownership of voting stock, contract or otherwise.

“Assumed Agreements” means the Contracts listed on Schedule 2.1(e); provided, however, that from and after the date hereof until the Closing, the Buyer may, in its sole discretion, designate any Contract of any Selling Entity as an Assumed Agreement or remove such Contract from Schedule 2.1(e) such that it is not an Assumed Agreement, in each case by providing written notice of such designation or removal to the Seller, in which case Schedule 2.1(e) shall be deemed to be amended to include or remove, as applicable, such Contract as an Assumed Agreement; provided, further however, that, subject to Section 2.5, any Contract which is terminated or rejected by the Seller or the other party thereto, or terminates or expires by its terms, prior to the Closing (or prior to being assumed after the Closing pursuant to Section 2.6), or as to which a Consent or Governmental Authorization (other than of the Bankruptcy Court) is required to be obtained from any Person in order to permit the sale or transfer to the Buyer (or a Buyer Affiliate) of the Selling Entities’ rights under such Contract and for which no such Consent or Governmental Authorization shall have been obtained, shall not be an Assumed Agreement.

“Assumption Agreement” means the Assumption Agreement to be executed and delivered by the Buyer and (in the Buyer’s sole discretion) a Buyer Affiliate and the Selling Entities at the Closing, substantially in the form of Exhibit A.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having competent jurisdiction over the Chapter 11 Case.

“Bidding Procedures Order” means the order of the Bankruptcy Court, in a form reasonably acceptable to the Buyer, which includes, among other things: (i) the Break-up Fee, Expense Reimbursement and all other payments to the Buyer arising under this Agreement as obligations of the Selling Entities having super-priority, senior to all other administrative expense claims of the Selling Entities, as administrative expenses under sections 503 and 507(b) of the Bankruptcy Code in the Chapter 11 Case, senior to all administrative expense claims of the Selling Entities’ secured lenders, notwithstanding anything to the contrary in any Bankruptcy Court orders approving the Selling Entities use of cash collateral, paid, in cash, from the deposit and/or the sale proceeds generated by the sale or sales of the Purchased Assets upon and in connection with a Third-Party Sale and paid to the Buyer, in cash, prior to delivery of any sale proceeds to any of the secured lenders; (ii) the Buyer’s designation as the stalking horse bidder together with the provisions of this Agreement to be performed by the Selling Entities before the Closing; (iii) a deadline for the filing of objections to the entry of the Sale Order and the assumption by the Selling Entities and assignment to the Buyer (or a Buyer Affiliate) of Assumed Agreements; (iv) a schedule for the Auction in accordance with the terms of this Agreement; (v) a schedule for the Sale Hearing in accordance with the terms of this Agreement; (vi) implementation of the bidding procedures attached as Exhibit E; (vii) provisions implementing Sections 7.10 and 7.11; and (viii) a provision that if the Buyer does not elect to act as the Backup Bidder (as defined in Exhibit E), the Seller shall, within two Business Days following the conclusion of the Auction, execute and deliver to the Escrow Holder an instruction requiring the prompt return of the Deposit to the Buyer.

“Bill of Sale” means the Bill of Sale and Assignment Agreement to be executed and delivered by the Selling Entities to the Buyer (or a Buyer Affiliate) at the Closing, substantially in the form of Exhibit B.

“Business” means the business conducted by the Seller, the Selling Entities, the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries as described in the SEC Reports.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Buyer’s Representatives” means the Buyer’s accountants, officers, employees, counsel, financial advisors and other authorized representatives.

“Chapter 11 Case” means the Selling Entities’ cases commenced under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Buyer and the Seller, dated December 7, 2007, as amended from time to time.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, or an order of the Bankruptcy Court that deems, or renders unnecessary, the same.

“Contract” means any lease, contract, deed, mortgage, license or other legally enforceable agreement or instrument.

“Deed” means a special warranty deed in a form reasonably satisfactory to the Buyer and the Seller (it being agreed that it shall be unreasonable for the Buyer to object to the form of such special warranty deed so long as such deed delivers title to the Owned Real Property free and clear of Encumbrances (other than Permitted Encumbrances).

“Employees” means all employees of the Selling Entities including those on disability or leave of absence, paid or unpaid.

“Encumbrances” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, Claim, conditional or installment sale agreement, use or transfer limitation, equitable interest or similar restriction; provided, however, that Assumed Liabilities shall not constitute Encumbrances.

“Final Order” means an order of the Bankruptcy Court as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Governmental Authority” means any federal, municipal, state, local or foreign governmental, administrative or regulatory authority, department, agency, commission or body (including any court or similar tribunal).

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Intellectual Property” means algorithms, APIs, apparatus, designs, net lists, databases, data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), circuit designed assemblies, semiconductor devices, net lists, IP cores, photo masks, test vectors, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

“Inventory” means all inventory (including raw materials, products in-process, finished products) of the Selling Entities.

“Knowledge” means, as to a particular matter, the actual knowledge of: (i) with respect to the Buyer, its chief executive officer or its chief financial officer; and (ii) with respect to the Seller, any of the following individuals: Robert Ewald, Greg Wood, Diane Gibson, Eng Lim Goh, Tim Pebworth, Nancy Hanna, Elena Ramirez and Kent Randolph.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation or liability is immediately due and payable.

“Licensed Intellectual Property” means all Intellectual Property and Intellectual Property Rights licensed to the Selling Entities pursuant to the Assumed Agreements.

“Material Adverse Effect” means any event, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, has had or would reasonably be expected to have or to result in a material adverse effect on: (i) the Purchased Assets, taken as a whole; (ii) the Assumed Liabilities and the Liabilities of the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries), taken as a whole; or (iii) the ability of the Selling Entities to perform their material obligations under this Agreement; provided, however, that none of the following (or the results thereof) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) changes in Legal Requirements or interpretations thereof by any Governmental Authority; (b) changes in generally accepted accounting principles in the United States or elsewhere; (c) actions or omissions taken or not taken by or on behalf of the Selling Entities, any Acquired Subsidiary (and any subsidiary thereof) or any of their respective Affiliates in compliance in all material respects with a specific request made by the Buyer following the execution of this Agreement; (d) actions taken by the Buyer or its Affiliates, other than as contemplated by this Agreement; (e) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets; (f) events or conditions generally affecting the industry or markets in which the Selling Entities and Acquired Subsidiaries (and the subsidiaries thereof) operate; (g) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any other national or international hostilities, acts of terror or acts of war; (h) the announcement of the signing of this Agreement (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of the Seller and its subsidiaries as a result thereof but excluding any Proceeding that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement), compliance with the express provisions of this Agreement or the consummation of the transactions contemplated hereby; and (i) actions, omissions, events and circumstances arising out of or caused by the Auction, the Chapter 11 Case or any case commenced by any Seller Entity under Chapter 7 of the Bankruptcy Code; to the extent that, in the case of clauses “(a),” “(b),” “(e),” “(f)” and “(g)” as such clauses relate to the Purchased Assets, the Assumed Liabilities and the Liabilities of the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries), such changes, events, circumstances or conditions do not disproportionately affect: (1) the Purchased Assets, taken as a whole; or (2) the Assumed Liabilities and the liabilities of the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries), taken as a whole.

“Permitted Encumbrances” means: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which liens are not reasonably likely to materially interfere with the use or value of the Purchased Assets as a whole; (c)

zoning, entitlement, building and other land use by-laws, ordinances or regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current occupancy, use and operation of the Owned Real Property; (d) covenants, conditions, restrictions, easements, title imperfections and other similar encumbrances affecting title to the Owned Real Property, other than contracts that secure monetary liens, that do not adversely affect the current occupancy, use, operation or value of the Owned Real Property in any material respect; (e) all matters that would be disclosed on an accurate current survey of the Owned Real Property that would not adversely affect the current occupancy, use, operation or value of the Owned Real Property in any material respect, (f) statutory liens creating a security interest in favor of landlords under leases which do not interfere with the Selling Entities’ current use of, or affect the value of, any material Purchased Asset, in either case, in any material respect; (g) Encumbrances on any of the Purchased Assets which do not materially and adversely interfere with the Selling Entities’ current use of, or materially and adversely affect the value of, the Purchased Assets, taken as a whole; (h) Encumbrances contained in the Assumed Agreements; (i) Encumbrances arising from applicable laws of general application which do not interfere with the Selling Entities’ current use of, or affect the value of, any material Purchased Asset, in either case, in any material respect; and (j) the Encumbrances disclosed as items 1 through 5 in Schedule 5.3(a).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or government, political subdivision, agency or instrumentality of a government.

“Petition Date” means the date on which any of the Selling Entities first file a voluntary petition under Chapter 11 of the Bankruptcy Code.

“Purchased Assets” means the assets to be acquired by the Buyer as described in Section 2.1.

“Registered IP” means all Specified IP that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority in the United States of America, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Sale Order.

“Sale Motion” means one or more motions and notices filed by the Selling Entities and served or creditors and parties in interest, in accordance with the Bidding Procedures Order, other orders of the Bankruptcy Court, the Federal Rules of Bankruptcy Procedures and Local Rules, which motion(s) seeks authority from the Bankruptcy Court for the Selling Entities to enter into this Agreement and consummate the transaction contemplated by this Agreement.

“Seller’s Representatives” means the accountants, officers, employees, counsel, financial advisors and other authorized representatives of the Selling Entities and the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries).

“Specified IP” means all Intellectual Property and Intellectual Property Rights (including the goodwill of the Selling Entities) owned by the Selling Entities as of the Closing (including the right to use the name Silicon Graphics, SGI and other trade names included in the Purchased Assets and including the Intellectual Property listed on Schedule 2.1(f) but excluding the Excluded Patents), and all right, title and interest of the Selling Entities in the Licensed Intellectual Property.

“Tax” means any tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority or any Liability with respect to the foregoing by virtue of any Contract or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes.

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale and Assignment Agreement and any other Contract to be entered into by the parties hereto in connection with the Closing.

“Transfer Taxes” means any sales, use, purchase, transfer, real property transfer, franchise, deed, fixed asset, stamp, documentary stamp or other Taxes and recording charges (including penalties and interest) payable in respect of (and as a result of) the sale of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Buyer (or a Buyer Affiliate).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar Legal Requirement under the laws of any state that is applicable to a termination of employees, including, to the extent applicable, California Labor Code Sections 1400-1408, Wisconsin’s Business Closing and Mass Layoff Law, (Wis. Stat. section 109.07) and Minnesota Statute section 268.976.

(b) Each of the terms set forth below shall have the meaning ascribed thereto in the following Section:

Definition	Location
“Acquired Subsidiaries”	§ 2.1(j)
“Acquisition Transaction”	§ 7.1(c)
“Administrative Expenses”	§2.2
“Agreement”	Preamble
“Allocation”	§7.8
“Assumed Liabilities”	§2.3
“Auction”	§7.10
“Bankruptcy Case”	Preamble
“Base Purchase Price”	§3.1
“Break-Up Fee”	§7.11
“Buyer”	Preamble
“Buyer Affiliate”	Preamble
“Buyer Default Termination”	§3.2
“Closing”	§4.1
“Closing Date”	§4.1
“Closing Payroll Period”	§ 7.7(c)
“COBRA”	§ 7.7(d)
“Contract Notice Period”	§ 2.5(c)
“Cure Payments”	§ 2.5(e)
“Deposit”	§3.2
“Documentary Materials”	§ 2.1(h)
“DOJ”	§ 7.6(b)
“Escrow Amount”	§3.2
“Escrow Holder”	§3.2
“Excluded Assets”	§2.2
“Excluded Liabilities”	§2.4
“Excluded Patents”	§2.2

“Expense Reimbursement”	§ 7.11
“FTC”	§ 7.6(b)
“Houlihan Lokey”	§5.10
“Inconsistent Plan”	§7.11
“Motions”	§ 7.9(a)
“Operating Budget”	§ 7.1(a)
“Owned Real Property”	§ 2.1(i)
“Proceeding”	§5.5
“Professional Services”	§ 2.4(b)
“Purchase Price”	§3.1
“Retained Employees”	§ 7.7(b)
“Sale Order”	§ 7.9(a)
“SEC”	§5.8
“Seller”	Preamble
“Seller Escrow Representative”	§3.2
“Selling Entities”	Preamble
“Specified Employees”	§ 7.7(a)
“Specified Tax Matters”	§3.3
“Subsidiary Closing Cash”	§3.1
“Tax Escrow Deposit”	§3.3
“Tax Escrow Funds”	§3.3
“Termination Payment”	§7.11
“Third-Party”	§7.11
“Third-Party Sale”	§7.11
“Transferred Employees”	§ 7.7(c)

Section 1.2 Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term “including,” when used herein without the qualifier, “without limitation,” shall mean “including, without limitation.” Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word “or” shall not be construed to be exclusive. Provisions shall apply, when appropriate, to successive events and transactions. Unless otherwise indicated, references to Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate, and the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate shall, by the Buyer’s payment of the Purchase Price, purchase and acquire from the Selling Entities, all of the Selling Entities’ right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the properties, rights, interests and other tangible and intangible assets of the Selling Entities (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Selling Entities after the date hereof but prior to the Closing; provided, however, that: (A) the Purchased Assets shall not include any Excluded Assets; and (B) from and after the date hereof until Closing, the Buyer may designate, in its sole discretion, any asset or assets that would otherwise be Purchased Assets as Excluded Assets by providing written notice of such designation to the Seller, in which case Schedule 2.2 shall be deemed to be amended accordingly. Without limiting the generality of the foregoing, the Purchased Assets shall include the following (except to the extent listed or otherwise included as an Excluded Asset):

(a) all cash and cash equivalents of the Selling Entities as of the Closing in excess of the Seller’s good-faith estimate of unpaid Administrative Expenses (other than Administrative Expenses that constitute trade payables) made prior to Closing;

(b) all Accounts Receivable of the Selling Entities as of the Closing, and other amounts receivable by the Selling Entities as of the Closing (under the Assumed Agreements or otherwise), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon;

(c) all Inventory, supplies, materials and spare parts of the Selling Entities as of the Closing;

(d) without duplication of the above, all royalties, advances, prepaid assets, security and other deposits, prepayments, Tax receivables, Tax refunds and other current assets relating to the Business, in each case of the Selling Entities as of the Closing;

(e) all Assumed Agreements;

(f) all Specified IP;

(g) all items of machinery, equipment, supplies, furniture, fixtures, leasehold improvements (to the extent of the Selling Entities’ rights to any leasehold improvements under leases that are Assumed Agreements) and other tangible personal property owned by the Selling Entities as of the Closing;

(h) all books, records, advertising and promotional materials and similar items of the Selling Entities as of the Closing (except as otherwise described in Section 2.2,) (collectively, the “Documentary Materials”);

(i) all real property owned by the Selling Entities as of the Closing (collectively, the “Owned Real Property”), including the owned real property listed on Schedule 2.1(i);

(j) all of the stock of the subsidiaries of the Selling Entities listed on Schedule 2.1(j) (the “Acquired Subsidiaries”);

(k) all other assets that are related to or used in connection with the Selling Entities’ businesses and that are owned by any Selling Entity as of the Closing; and

(l) all claims (including claims for past infringement or misappropriation of Specified IP) and causes of action (other than, in each case, to the extent related to Excluded Assets or Excluded Liabilities) of the Selling Entities as of the Closing against Persons other than the Selling Entities (regardless of whether or not such claims and causes of action have been asserted by the Selling Entities), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by the Selling Entities as of the Closing (regardless of whether such rights are currently exercisable) to the extent related to the Purchased Assets.

Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) any records, documents or other information relating to current or former employees of any of the Selling Entities that will not be employed by the Buyer or an Affiliate of Buyer immediately after the Closing, and any materials containing information about employees, disclosure of which would violate an employee’s reasonable expectation of privacy;

(b) the Selling Entities’ minute books and other corporate books and records relating to their organization and existence and the Selling Entities’ books and records relating to Taxes of the Selling Entities;

(c) the amount of cash that the Seller estimates in good faith to be necessary to pay all allowed fees, claims and liabilities under §503 of the Bankruptcy Code (including those fees, claims and liabilities incurred through the date of Closing (but not paid as of the Closing) and those fees and claims expected to be incurred after the Closing, including (i) in the event the Selling Entities pursue confirmation of a plan of reorganization or liquidation or the conversion of the Chapter 11 Case and the liquidation of the Selling Entities, and (ii) the aggregate amount of any carve-out, which exists in any orders of the Bankruptcy Court regarding the Selling Entities’ use of cash collateral, for the payment of professional fees and the fees of the U.S Trustee) (such fees and claims, “Administrative Expenses”) other than Administrative Expenses incurred prior to the Closing that constitute trade payables; provided that the Seller shall provide such good faith estimate of Administrative Expenses in writing to the Buyer prior to the Closing;

(d) all preference or avoidance claims and actions of the Selling Entities, including any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code;

(e) the Selling Entities’ rights under this Agreement and the other Transaction Documents, and all cash and non-cash consideration payable or deliverable to the Selling Entities pursuant to the terms and provisions hereof;

(f) any Contracts other than the Assumed Agreements;

(g) all claims (including claims for past infringement or misappropriation of the Excluded Patents) and causes of action of the Selling Entities against Persons other than the Acquired Subsidiaries, the subsidiaries of the Acquired Subsidiaries, the Buyer and the Buyer’s Affiliates (regardless of whether or not such claims and causes of action have been asserted by the Selling Entities), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of the Selling Entities (regardless of whether such rights are currently exercisable), in each case to the extent related to: (1) any Excluded Assets or Excluded Liabilities; or (2) any item of tangible or intangible property not acquired by the Buyer or a Buyer Affiliate at the Closing;

(h) the Selling Entities’ right, title and interest to the patents and patent applications listed on Schedule 2.2(h) (the “Excluded Patents”);

(i) any shares of capital stock or other equity interests of any of the Selling Entities, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of any of the Selling Entities, except that the Buyer may designate shares of capital stock or other equity interests of Silicon Graphics Federal, Inc. as Purchased Assets by providing written notice of such designation to the Seller prior to the Closing; provided that: (i) any such designation must designate one hundred percent of such shares of capital stock or other equity interests as Purchased Assets; (ii) all required Consents and Governmental Authorizations shall have been obtained with respect to the transfer of such shares of capital stock or other equity interests; (iii) if such designation is made, the Buyer shall timely pay, and shall indemnify the Selling Entities from, against and with respect to (A) any Taxes payable by the Selling Entities in excess of the amount of Taxes that would have been payable by them if the Buyer had purchased the assets of Silicon Graphics Federal, Inc. rather than its capital stock or other equity interests (it being understood that the Buyer may require, and the Seller shall agree to, an election pursuant to Section 338(h)(10) of the Code (and/or any similar state or local income Tax provision) with respect to any such purchase of capital stock or other equity interests) and (B) any Taxes resulting from or attributable to payments made pursuant to this clause “(iii)”; and (iv) any such designation would not delay the Closing (except that the closing of the transfer of only such shares or other equity interest may be delayed beyond the Closing Date if the Buyer desires to make, and the Seller consents to, such designation, such consent not to be unreasonably withheld); provided, that if such transfer of shares or other equity interests of Silicon Graphics Federal, Inc. is delayed beyond the Closing Date, the remainder of the Closing shall take place on the Closing Date and the Purchase Price payable at the Closing shall not be reduced as a result thereof; provided, further, that if such transfer of shares or other equity interests of Silicon Graphics Federal, Inc. shall not have been completed by June 30, 2009 (or any earlier date designated by the Buyer on five days notice to the Seller or later date as designated by the Buyer on five days notice to the Seller and agreed to by the Seller), the Purchased Assets of Silicon Graphics Federal, Inc. shall be transferred to, and the Assumed Liabilities of Silicon Graphics Federal, Inc. shall be assumed by, the Buyer (or a Buyer Affiliate) as contemplated hereby on June 30, 2009 (or such earlier date designated by the Buyer on five days notice to the Seller or later date as designated by the Buyer on five days notice to the Seller with the consent of the Seller) for no additional consideration (other than the assumption of the Assumed Liabilities of Silicon Graphics Federal, Inc.);

(j) all rights under director and officer (or similar) insurance policies maintained by any Selling Entity;

(k) any documents or other materials which are subject to attorney-client or other privilege;

(l) accounts receivable, intercompany obligations and other amounts receivable of any Selling Entity owed to it by any other Selling Entity; and

(m) the Selling Entities’ right, title and interest to the other assets, if any, set forth in Schedule 2.2.

Section 2.3 Assumed Liabilities. On the Closing Date, the Buyer and (in the Buyer’s sole discretion) a Buyer Affiliate shall execute and deliver to the Selling Entities the Assumption Agreement pursuant to which the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate shall assume and agree to pay, perform and discharge when due the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means only the following Liabilities (to the extent not paid prior to the Closing):

(a) the trade accounts payable (whether or not invoiced) that: (i) existed as of March 27, 2009 (the date as of which Schedule 2.3 was created) and are identified or otherwise reflected in the amounts set forth on Schedule 2.3; (ii) were incurred in respect of goods received in the ordinary course of business, existed as of March 27, 2009 and constitute Administrative Expenses pursuant to Section 503(b)(9) of the Bankruptcy Code; or (iii) are incurred by the Selling Entities or invoiced to the Selling Entities between March 27, 2009 and the Closing in the ordinary course of business other than fees and disbursements for Professional Services in connection with the Bankruptcy Case;

(b) the obligations of the Selling Entities under the Assumed Agreements to the extent such obligations: (i) arise after the Closing; (ii) do not arise from or relate to any breach by the Selling Entities of any provision of any of such Assumed Agreements; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Agreements; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Assumed Agreements;

(c) the accounts payable (or other amounts payable) and other intercompany obligations of the Selling Entities owed to the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries);

(d) the liabilities to be assumed by the Buyer pursuant to Section 7.7;

(e) all Cure Payments; and

(f) Transfer Taxes and other Taxes payable by the Buyer pursuant to Section 7.8;

provided, however, that from and after the date hereof until the Closing, the Buyer may designate, in its sole discretion: (A) any Liability of any Selling Entity as an Assumed Liability; and (B) any trade account payable referred to in clause 2.3(a) as an Excluded Liability (other than: (1) any trade account payable that was incurred in respect of goods received between the 20th day prior to the Petition Date and the Closing Date (a “Goods Payable”); and (2) any trade account payable that is not a Goods Payable and was incurred between the Petition Date and the Closing Date (a “Services Payable”) to the extent the aggregate amount of all Services Payables that are Assumed Liabilities is less than $3,000,000 or if the incurring of such Services Payable is approved by the Buyer), in each case by providing written notice of such designation to the Seller, in which case Schedule 2.3 shall be deemed to be amended accordingly.

Section 2.4 Excluded Liabilities. Neither the Buyer nor any Buyer Affiliate shall assume or be obligated to pay, perform or otherwise discharge any Liabilities of the Selling Entities or their Affiliates other than the Assumed Liabilities (all such Liabilities that neither the Buyer nor any Buyer Affiliate is assuming being referred to collectively as the “Excluded Liabilities”). The Excluded Liabilities include the following, whether incurred or accrued before or after the Petition Date or the Closing:

(a) all Taxes of the Selling Entities (other than Transfer Taxes and other Taxes that are to be paid by the Buyer pursuant to Section 7.8);

(b) all Liabilities of the Selling Entities relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated hereby, and any pre-petition or post-petition Claims for such Professional Services;

(c) all Liabilities with respect to current and former employees of the Selling Entities (including Liabilities under or relating to any of the Selling Entities’ employee benefit plans), except as otherwise assumed pursuant to Section 2.3(d) and Section 7.7;

(d) all Liabilities relating to Excluded Assets;

(e) all Administrative Expenses (other than those assumed pursuant to Section 2.3(a) (as modified by the proviso contained in Section 2.3));

(f) all accounts payable (or other amounts payable) or other intercompany obligations of any Selling Entity owed by it to any other Selling Entity; and

(g) any other Liability that is not expressly included among the Assumed Liabilities.

Section 2.5 Assumption and Assignment of Certain Contracts. The Sale Order shall provide for the assumption by the Selling Entities, and the Sale Order shall, to the extent permitted by law, provide for the assignment by the Selling Entities to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate, effective upon the Closing, of the Assumed Agreements on the terms and conditions set forth in the remainder of this Section 2.5.

(a) At the Closing, the Selling Entities shall assume and assign to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate the Assumed Agreements. The Seller shall identify the Assumed Agreements by the effective date of the Assumed Agreement (if available), the parties to the Assumed Agreement and the address (if available) of any parties that are not Selling Entities. Schedule 2.5(a) sets forth the Seller’s good-faith estimate (on a vendor by vendor basis) as of the date of this

Agreement of the amounts necessary to cure defaults, if any, with respect to each counterparty to any of the Assumed Agreements set forth on Schedule 2.1(e) as determined by the Seller based on the Seller’s books and records and good faith judgment. The Seller shall provide an update of such good faith estimate not less than three Business Days prior to the Closing Date.

(b) In the case of any amendment by the Buyer of Schedule 2.1(e), the Seller shall give notice to the other parties to any Contract to which such amendment relates of the removal or addition of such Contract from Schedule 2.1(e) within three Business Days of the Buyer notifying the Seller of such amendment or such lesser time as is approved by the Bankruptcy Court.

(c) At any time, before or after Closing and prior to the liquidation and dissolution of the Selling Entities, subject to providing the Buyer with not less than five Business Days prior written notice (“Contract Notice Period”), the Seller may move to reject any Contract which is not an Assumed Agreement; provided, however, the Buyer may, at any time during the Contract Notice Period, add such Contract to Schedule 2.1(e) and require the Seller not to reject such Contract.

(d) As part of the Motions (or, as necessary in one or more separate motions), the Selling Entities shall request that by virtue of a Selling Entity providing notice of its intent to assume and assign any Contract, the Bankruptcy Court deem the non-debtor party to such Contract to have given any required Consent to the assumption of the Contract by the Selling Entity and assignment to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, the applicable Selling Entity is authorized to assume and assign the Contract to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate and the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate is authorized to accept such Assumed Agreement pursuant to section 365 of the Bankruptcy Code.

(e) To the extent that any Assumed Agreement is subject to a cure pursuant to section 365 of the Bankruptcy Code, the Buyer shall be responsible for such cure and to pay any amounts related to such cure obligations (the “Cure Payments”).

(f) The Seller shall use its commercially reasonable efforts to obtain an order of the Bankruptcy Court to assign the Assumed Agreements to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate. In the event the Seller is unable to assign any such Assumed Agreement to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate pursuant to an order of the Bankruptcy Court, the Buyer and the Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts prior to the Closing to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assume and assign such Assumed Agreement to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate; provided, however, that, other than the payment of Cure Payments as contemplated by Section 2.5(e), the parties shall not be required to pay or commit to pay any amount to (or incur any material obligation in favor of) any Person from whom any such Consent or Governmental Authorization may be required.

Section 2.6 Post-Closing Assignment of Contracts.

(a) With respect to any Contract which is not set forth on Schedule 2.1(e) (as amended from time to time as contemplated in the definition of “Assumed Agreements”) as of the Closing, provided such Contract has not been rejected by the Seller pursuant to section 365 of the Bankruptcy Code, following the Closing and until the dissolution and liquidation or reorganization of the Selling Entities, upon written notice(s) from the Buyer, the Selling Entities shall, at the Buyer’s sole cost and expense including with respect to Cure Payments, use commercially reasonably efforts to assume and assign to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate pursuant to section 365 of the Bankruptcy Code as soon as practicable any Contract(s) set forth in the Buyer’s notice(s), and any Cure Payments applicable thereto shall be borne by the Buyer; provided that, for the avoidance of doubt, the standard of commercial reasonableness shall be interpreted in light of the then current resources of the Selling Entities.

(b) Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to the Buyer pursuant to this Section 2.6, such Contract shall be deemed an Assumed Agreement and deemed scheduled on Schedule 2.1(e) for all purposes under this Agreement.

ARTICLE III

PURCHASE PRICE; ESCROW; ESCROW CURE PAYMENTS

Section 3.1 Purchase Price. In consideration for the Purchased Assets, and subject to the terms and conditions of this Agreement, and the entry and effectiveness of the Sale Order, at the Closing, the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate shall assume the Assumed Liabilities by executing the Assumption Agreement and the Buyer shall (a) pay to the Seller (in the manner described in the next sentence) an amount in cash equal to: (i) $25,000,000; minus (ii) the amount, if any, by which the aggregate amount of the unrestricted cash of the Acquired Subsidiaries and their subsidiaries as of the Closing (the “Subsidiary Closing Cash”) is less than US$8,000,000 (based on the applicable exchange rate quoted in the Western Edition of the Wall Street Journal on the Business Day immediately preceding the Closing and (b) fund the Tax Escrow Deposit as contemplated by Section 3.3 (the sum of (x) the amount determined by subtracting the amount described in clause “(a)(ii)” of this sentence from the amount described in clause “(a)(i)” of this sentence (“Base Purchase Price”) plus (y) the amount, if any, of the Tax Escrow Deposit released to the Seller or any other Person at the direction of the Seller as contemplated by Section 3.3 is referred to in this Agreement as the “Purchase Price”). At the Closing, the Buyer shall: (a) pay and deliver to the Seller, by wire transfer of immediately available U.S. funds to an account designated by the Seller prior to the Closing, the Base Purchase Price less the Deposit (and less interest accrued on the Deposit); and (b) instruct the Escrow Holder (as defined below) to deliver the Deposit (and any interest accrued thereon) to the Seller, by wire transfer of immediately available U.S. funds to an account designated by the Seller prior to the Closing.

Section 3.2 Deposit Escrow. Within one Business Day after the execution and delivery of this Agreement by the Seller and the Buyer, the Buyer shall deposit into escrow with Wells Fargo Bank, National Association (the “Escrow Holder”) $1,000,000 (the “Deposit”) by wire transfer of immediately available U.S. funds pursuant to an escrow agreement by and among the Buyer, the Seller and the Escrow Holder substantially in the form of Exhibit D (the “Escrow Agreement”). The Deposit (and any interest accrued thereon) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any of the Selling Entities or the Buyer. The Deposit shall become payable to the Seller upon the earlier of: (a) the Closing; or (b) the termination of this Agreement pursuant to Section 9.1(b) (a “Buyer Default Termination”). At the Closing, the Deposit (and any interest accrued thereon) shall be delivered to the Seller and credited toward payment of the Purchase Price in the manner specified in Section 3.1. In the event the Deposit becomes payable to the Seller by reason of a Buyer Default Termination, the Seller and the Buyer shall, within one Business Day of such event, instruct the Escrow Holder to, and the Escrow Holder shall, within two Business Days after such instruction, disburse the Deposit and all interest accrued thereon to the Seller to be retained by the Seller for its own account. If this Agreement or the transactions contemplated herein are terminated other than a termination which constitutes a the Buyer Default Termination, the Seller and the Buyer shall, within one Business Day of such event, instruct the Escrow Holder to, and the Escrow Holder shall, within two Business Days after such instruction, return to the Buyer the Deposit (together with all interest thereon). The Escrow Holder’s escrow fees and charges shall be paid by the Seller.

Section 3.3 Subsidiary Tax Escrow. At the Closing, the Buyer shall deposit into escrow (in an account separate from the Deposit) with the Escrow Holder the sum of $10,000,000 (the “Tax Escrow Deposit”) by wire transfer of immediately available U.S. funds, such amount to be held pursuant to an escrow agreement to be entered into among the Seller, the Buyer and the Escrow Holder on terms reasonably satisfactory to them and reflecting the provisions set forth in this Section 3.3. The Tax Escrow Deposit and all interest accrued thereon (the “Tax Escrow Funds”) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any of the Selling Entities or the Buyer. The Tax Escrow Funds shall be invested in United States Treasury bills, with a maturity date determined by the Buyer. The Buyer shall consult with the Seller (or a Person designated by the Seller prior to the Closing) (the “Seller Escrow Representative”) prior to any settlement of the matters set forth in part (a) of Schedule 3.3 (the “Specified Tax Matters”) and shall provide the Seller Escrow Representative with such non-privileged information regarding any settlement discussions and any material developments in such discussions as the Seller Escrow Representative may reasonably request, subject to the Seller Escrow Representative executing a confidentiality agreement containing terms reasonably satisfactory to the Buyer relating to such information. The Buyer shall, subject to a requirement that it must act in good faith and seek a reasonable resolution of the Specified Tax Matters: (a) have complete control over the resolution of each of the Specified Tax Matters; and (b) be entitled to instruct the Escrow Holder to release to the Buyer from time to time upon resolution of any of the Specified Tax Matters an amount necessary to satisfy such resolved matter (in the case of item 1 in part (a) of Schedule 3.3, net of any tax credit or refund referred to in part (b) of Schedule 3.3 deducted from the amount necessary to satisfy such matter or otherwise received at or prior to the time such matter is satisfied), plus the reasonable out-of-pocket expenses of the Buyer and its subsidiaries (including the reasonable fees and out-of-pocket expenses of their respective advisers) related to such resolution; provided that if any tax credit or refund referred to in part (b) of Schedule 3.3 is received after amounts are released to the Buyer in respect of item 1 in part (a) of Schedule 3.3, then an amount equal to the lesser of: (i) the amount so released to the Buyer in respect of item 1 in part (a) of Schedule 3.3 (the “Previously Released Amount”); and (ii) (A) the amount of such tax credit or refund, less (B) the amount, if any, by which the sum of any amounts paid to satisfy item 1 in part (a) of Schedule 3.3 and the reasonable out-of-pocket expenses of the Buyer and its subsidiaries (including the reasonable fees and expenses of their respective advisers) related to such matter exceeded the Previously Released Amount, less (C) the reasonable out-of-pocket expenses of the Buyer and its subsidiaries (including the reasonable fees and expenses of their respective advisers) related to such tax credit or refund referred to in part (b) of Schedule 3.3 (it being understood that if the amount determined by part (ii) of this proviso is a negative amount, no deposit shall be made), shall be deposited into the escrow and become part of the Tax Escrow Funds to be held and released in accordance with this Section 3.3. If, following the resolution of all of the Specified Tax Matters in accordance with this Section 3.3, or if, on the date five years from the Closing Date, there are no pending Proceedings relating to the Specified Tax Matters, then after deducting the reasonable out-of-pocket expenses of the Buyer and its subsidiaries (including the reasonable fees and expenses of their respective advisers) related to the Specified Tax Matters (and the resolution thereof), any portion of the Tax Escrow Funds (including any interest accrued thereon) remains in the escrow account, the Buyer and the Seller Escrow Representative shall jointly instruct the Escrow Holder to release all of the remaining Tax Escrow Funds to a Person designated by the Seller Escrow Representative (it being understood that if no portion of the Tax Escrow Deposit remains in escrow after the final resolution of the Specified Tax Matters, no amount shall be due to the Seller or to any other Person pursuant to this Section 3.3) and that none of the Seller, any other Selling Entity, the Seller Escrow Representative or any Affiliates thereof shall have any liability or obligation with respect to the Specified Tax Matters in the event that the amounts necessary to finally resolve the Specified Tax Matters (and the related expenses of the Buyer and its Affiliates (including the Acquired Subsidiaries and their subsidiaries) exceeds the amount of the Tax Escrow Funds. All income and other earnings on the Tax Escrow Funds will be reported as having been earned by the Buyer.

ARTICLE IV

THE CLOSING

Section 4.1 Time and Place of the Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 A.M. (local time) no later than the second Business Day following the date on which the conditions set forth in Article VIII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and time as the Buyer and the Seller may mutually agree. The date and time at which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver the following to the Buyer:

(a) the Bill of Sale, duly executed by the Selling Entities, recordable assignment agreements with respect to Specified IP and all such other instruments of assignment or conveyance as shall be reasonably necessary to transfer to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate good and valid title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all of the Purchased Assets in accordance with this Agreement;

(b) the certificate contemplated by Section 8.2(d);

(c) the Assumption Agreement, duly executed by the Selling Entities;

(d) Deeds with respect to all Owned Real Property, duly executed by the applicable Selling Entity;

(e) a copy of the Sale Order as entered by the Bankruptcy Court;

(f) a schedule of the estimated trade accounts payable as of the Closing;

(g) a revised Schedule 2.5(a) setting forth the estimated Cure Payments as of the Closing;

(h) a certificate executed by the Seller’s chief financial officer dated as of the Closing Date certifying, to his knowledge, as to the estimated amount of the Subsidiary Closing Cash, together with supporting schedules reasonably satisfactory to the Buyer (it being understood that it may not be possible to obtain bank account confirmations or any other similar supporting documentation as of the Closing Date and that all such documentation will be provided, to the extent practicable, a reasonable time prior to the Closing);

(i) a certification to the extent required under Section 1445 of the Code in accordance with the Treasury Regulations thereunder; and

(j) stock certificates representing all of the shares in the Acquired Subsidiaries, duly endorsed (or accompanied by duly executed stock powers) by the Selling Entity owning such shares (or other appropriate instruments necessary to transfer the Selling Entities’ equity interests therein to the Buyer or a Buyer Affiliate).

Section 4.3 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver the following to the Seller (or the Escrow Holder in the case of (b) only):

(a) the Base Purchase Price in accordance with Sections 3.1 and 3.2;

(b) the Tax Escrow Deposit in accordance with Section 3.3;

(b) certified copies of the resolutions duly adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby;

(c) the Assumption Agreement, duly executed by the Buyer and (in the Buyer’s sole discretion) a Buyer Affiliate; and

(d) the certificate contemplated by Section 8.3(b).

Section 4.4 License. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, each Selling Entity grants to the Buyer as of the Closing a non-exclusive, worldwide perpetual, irrevocable, non-divisible, paid-up royalty-free license under the Excluded Patents to make, use, sell, offer to sell, import and export existing or future products and services of the Buyer and any subsidiary of the Buyer where all of the capital stock or other equity interests in such subsidiary are, directly or indirectly, owned by the Buyer (other than any capital stock or other equity interest that are director qualifying shares or similar shares not held by the Buyer in order to facilitate compliance with applicable Legal Requirements). The Buyer may sublicense its rights to its subsidiaries who are majority owned by the Buyer in each case with respect to the existing and future products and services of the Buyer and such subsidiaries and limited to the time period while such entity remains majority owned by the Buyer. This license may not otherwise be sublicensed and Section 10.5 (Assignment) does not apply to the assignment of this license. This license may only be assigned by the Buyer to a successor-in-interest to all or substantially all of the Buyer’s business (whether by purchase of assets, stock purchase, merger, or otherwise whether or not in a proceeding pursuant to the Bankruptcy Code).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

The Selling Entities hereby represent and warrant to the Buyer that, except as set forth in any of Schedules 5.1 through 5.10 hereto or, with respect only to the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.8(a), 5.8(c) and 5.9, as set forth in the current, annual and quarterly reports (other than in risk factors or forward looking statements sections thereof) that the Seller has made with the SEC with a filing date during the period beginning on September 22, 2008 and ending on the day prior to the date of this Agreement:

Section 5.1 Authority Relative to this Agreement. Subject to the applicable provisions of the Bankruptcy Code, each of the Selling Entities has all corporate or other authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, upon entry and effectiveness of the Sale Order, will have all corporate or other authority necessary to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which any Selling Entity is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors (or equivalent) of each Selling Entity, and no other corporate or other proceedings on the part of such Selling Entity are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which any Selling Entity is party have been duly and validly executed and delivered by each Selling Entity, and assuming that this Agreement and the other Transaction Documents to which it is party constitute valid and binding agreements of the Buyer and each Buyer Affiliate to the extent that it is a party thereto, and subject to the entry and effectiveness of the Sale Order, constitute valid and binding agreements of each Selling Entity, enforceable against such Selling Entity in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.2 No Violation. Except as described on Schedule 5.2, except to the extent excused by or unenforceable as a result of the filing of the Chapter 11 Case and except for the entry and effectiveness of the Sale Order, neither the execution and delivery of this Agreement nor the sale by any Selling Entity of any Purchased Assets pursuant to this Agreement will (with or without notice or lapse of time) conflict with or result in any breach of any provision of such Selling Entity’s Certificate of Incorporation or Bylaws (or similar organizational documents).

Section 5.3 Title to Assets; Intellectual Property.

(a) To the Knowledge of the Seller, except as would not reasonably be expected to result in a Material Adverse Effect or as set forth in Schedule 5.3, the Selling Entities have good and valid title to, or, with respect to real property and equipment leases, a valid leasehold interest in, the Purchased Assets, in each case free and clear of all Encumbrances (other than Permitted Encumbrances and other than Encumbrances which shall be terminated in the Bankruptcy Case).

(b) To the Knowledge of the Seller, Schedule 5.3 identifies as of the date hereof: (i) each item of material Registered IP (other than Excluded Patents) in which any Selling Entity, Acquired Subsidiary (or subsidiary of any Acquired Subsidiary) has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of material Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of material Registered IP and the nature of such ownership interest.

(c) To the Knowledge of the Seller, each of the Selling Entities and the Acquired Subsidiaries (and each of the subsidiaries of the Acquired Subsidiaries) has taken commercially reasonable steps to maintain the confidentiality of all proprietary information held by it or purported to be held by it as a trade secret, except as would not reasonably be expected to result in a Material Adverse Effect.

(d) To the Knowledge of the Seller, except as would not be reasonably expected to result in a Material Adverse Effect or as set forth in Schedule 5.3, the Specified IP (and any Intellectual Property or Intellectual Property Rights owned by any Acquired Subsidiary or subsidiary of any Acquired Subsidiary) is valid, subsisting and enforceable other than for Specified IP (and any Intellectual Property or Intellectual Property Rights owned by any Acquired Subsidiary or subsidiary of any Acquired Subsidiary) that is not material to the Business and that counsel is instructed in the ordinary course of business to allow to lapse, become abandoned or otherwise expire.

(e) To the Knowledge of the Seller, Schedule 5.3 lists, as of the date hereof, each Contract pursuant to which: (i) any Selling Entity licenses any material Intellectual Property or material Intellectual Property Right from any Person (other than licenses of non-customized software that are generally available to the public on standard terms); and (ii) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Specified IP, other than Contracts entered into with customers of the Selling Entities in the ordinary course of business.

(f) Except as set forth on Schedule 5.3, to the Knowledge of the Seller and except as would not be reasonably expected to result in a Material Adverse Effect, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Specified IP (or any Intellectual Property or Intellectual Property Rights owned by any Acquired Subsidiary or subsidiary of any Acquired Subsidiary). Since October 17, 2006, except as described on Schedule 5.3 or except as would not be expected to result in a Material Adverse Effect, to the Knowledge of the Seller: (i) none of the Selling Entities, the Acquired Subsidiaries or any of the subsidiaries of the Acquired Subsidiaries has, and none of their products have, infringed (directly, contributorily, by inducement or otherwise) any Intellectual Property Right of any other Person and (ii) none of the Selling Entities, the Acquired Subsidiaries or any of the subsidiaries of the Acquired Subsidiaries has misappropriated or otherwise violated, any Intellectual Property Right of any other Person.

Section 5.4 Contracts. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Seller, each material Contract to which any Acquired Subsidiary or any subsidiary of any Acquired Subsidiary is a party or is bound is valid and in full force and effect in accordance with its terms. Except as would not reasonably be expected to result in a Material Adverse Effect, as may be cured in the Bankruptcy Case or as set forth in Schedule 5.4, to the Knowledge of Seller, none of the Selling Entities, Acquired Subsidiaries or subsidiaries of the Acquired Subsidiaries is, and the other party thereto is not, in breach in any material respect of any Assumed Agreement or any material Contract to which any Acquired Subsidiary or any subsidiary of any Acquired Subsidiary is a party or is bound other than Contracts that shall be rejected in the Bankruptcy Case.

Section 5.5 Legal Proceedings and Orders. Except as would not reasonably be expected to have a Material Adverse Effect or as described on Schedule 5.5, other than in connection with the Bankruptcy Case, to the Knowledge of the Seller, there is no action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”) and no Person has threatened in writing to commence any Proceeding: (a) that relates to and would reasonably be expected to materially and adversely affect any of the Purchased Assets; (b) against or involving any of the Acquired Subsidiaries or any subsidiaries of the Acquired Subsidiaries; or (c) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of the Seller, and except as described on Schedule 5.5, there is no governmental order, writ, injunction, judgment or decree to which any of the Selling Entities, any of the Purchased Assets, any of the Acquired Subsidiaries or any subsidiary of any of the Acquired Subsidiaries is subject, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Inventory. Schedule 5.6 provides a breakdown of all inventory of the Selling Entities as of December 26, 2008, as determined in accordance with generally accepted accounting principles and the Selling Entities’ standard accounting practices. The information on Schedule 5.6 was derived from the books and records of the Selling Entities and, taken as a whole, is accurate and complete in all material respects as of such date.

Section 5.7 Accounts Receivable. Schedule 5.7 provides a breakdown and aging of all accounts receivable of the Selling Entities as of March 27, 2009, as determined in accordance with generally accepted accounting principles and the Selling Entities’ standard accounting practices. The information on Schedule 5.7 was derived from the books and records of the Selling Entities, and, taken as a whole, is accurate and complete in all material respects as of such date.

Section 5.8 Financial Statements; Trade Accounts Payable; Liabilities; Subsidiaries.

(a) Each of the consolidated financial statements of the Seller for the fiscal years ended June 27, 2008 and June 29, 2007 and the fiscal quarter ended December 28, 2008, as filed with the U.S. Securities and Exchange Commission (the “SEC”), has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Seller as of the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate).

(b) Schedule 5.8(b) provides a breakdown and aging of the trade accounts payable of the Selling Entities as of March 27, 2009 that is, taken as a whole, accurate and complete in all material respects.

(c) To the Knowledge of the Seller, no Acquired Subsidiary and no subsidiary of any Acquired Subsidiary has any Liabilities, except for: (i) liabilities identified as such in the balance sheet of the Seller as of December 28, 2008 included in the financial statements identified in Section 5.8(a) (or in the notes thereto); (ii) liabilities that have been incurred since December 28, 2008 in the ordinary course of business and, in all material respects, consistent with past practices; (iii) liabilities for performance of obligations pursuant to the express terms of any Contracts to which such Acquired Subsidiary or subsidiary is a party or is bound; (iv) Liabilities described on Schedule 5.8(c); and (v) as would not reasonably be expected to result in a Material Adverse Effect.

(d) Schedule 5.8(d) identifies each direct and indirect subsidiary of the Seller and, to the Knowledge of the Seller, all owners of securities of such subsidiaries and the number or percentage of securities owned by each such owner.

Section 5.9 Compliance with Legal Requirements. To the Knowledge of the Seller, each of the Selling Entities, the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries is in compliance with all Legal Requirements relating to the Purchased Assets (including the use thereof) and the conduct of the Business, except as would not reasonably be expected to result in a Material Adverse Effect or except as set forth on Schedule 5.9.

Section 5.10 Brokers. Except for Houlihan Lokey Howard & Zukin Capital (“Houlihan Lokey”) or as set forth on
Schedule 5.10, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Selling Entity, Acquired Subsidiary or subsidiary of any Acquired Subsidiary in connection with the transactions contemplated by this Agreement. Such fees shall be paid in full by the Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Selling Entities as follows:

Section 6.1 Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware. Any Buyer Affiliate that executes and delivers any Transaction Document will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as of the Closing Date.

Section 6.2 Authority Relative to this Agreement. The Buyer has all corporate power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which the Buyer is party have been duly and validly executed and delivered by the Buyer, and, assuming that this Agreement and such other Transaction Documents constitute valid and binding agreements of the Selling Entities party thereto, constitute valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Each Buyer Affiliate that executes and delivers a Transaction Document shall have, as of the Closing Date, all corporate power and authority necessary to execute and deliver the Transaction Documents to which it is party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Documents to which any Buyer Affiliate is party and the consummation of the transactions contemplated thereby shall have been duly and validly authorized by the board of directors of each Buyer Affiliate that executes and delivers a Transaction Document prior to such execution and delivery, and no other corporate proceedings on the part of such Buyer Affiliate shall be necessary at the time of such execution and delivery to authorize the Transaction Documents to which it is party or to consummate the transactions contemplated thereby. The Transaction Documents to which a Buyer Affiliate is party shall have been duly and validly executed and delivered prior to the Closing by each Buyer Affiliate that executes and delivers a Transaction Document, and, assuming that the Transaction Documents constitute valid and binding agreements of the Selling Entities party thereto, shall constitute valid and binding agreements of such Buyer Affiliate, enforceable against such Buyer Affiliate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3 No Violation. Except for the entry and effectiveness of the Sale Order, neither the execution and delivery of this Agreement by the Buyer, nor the purchase by the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities pursuant to this Agreement will (with or without notice or lapse of time) conflict with or result in any breach of any provision of the Buyer’s Certificate of Incorporation or Bylaws.

Section 6.4 Legal Proceedings and Orders. There is no pending Proceeding, and, to the Buyer’s Knowledge, no Person has threatened to commence any Proceeding that could have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby. There is no order, writ, injunction, judgment or decree to which the Buyer is subject that could have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.5 Brokers. Except for Banc of America Securities LLC, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. Except to the extent specifically provided herein, in the Sale Order or the Bidding Procedures Order, such fees shall be paid in full by the Buyer.

Section 6.6 Buyer Financing. As of the date of this Agreement and on the Closing Date, the Buyer has and will have funds sufficient to pay the Purchase Price and all of its fees and expenses incurred in connection with the transactions contemplated hereby. As of the Closing Date, the Buyer and the Buyer Affiliates shall collectively have adequate financial resources to pay or otherwise satisfy the Assumed Liabilities.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1 Conduct of Business. (a) Except as set forth in Schedule 7.1 or as required by any order of the Bankruptcy Court (or as reasonably necessary in connection with the Bankruptcy Case or the Auction) or applicable law or as contemplated or required by the terms of any Transaction Document or as otherwise consented to in writing by the Buyer, such consent not to be unreasonably withheld or delayed, during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Selling Entities shall, and shall cause each of the Acquired Subsidiaries (and each of the subsidiaries of the Acquired

Subsidiaries) to: (i) operate its business in the usual, regular and ordinary course of business in all material respects (it being understood that such usual, regular and ordinary course may take into account the fact that the Business is being operated while in bankruptcy) and in accordance in all material respects with the operating budget set forth in Schedule 7.1(a)(i) (the “Operating Budget”); (ii) use commercially reasonable efforts to preserve in all material respects its business, the Purchased Assets, its employees (other than those the Buyer determines it will not hire and other than any employees who are terminated for cause (as determined in good faith by the Seller) prior to the Closing) and its operations; (iii) use commercially reasonable efforts to preserve in all material respects the goodwill and relationships with creditors, customers, licensees, lessors, suppliers, employees (other than those the Buyer determines it will not hire and other than any employees who are terminated for cause (as determined in good faith by the Seller) prior to the Closing) and others having material business dealings with it; and (iv) confer regularly with the Buyer concerning material operational matters and otherwise report regularly to the Buyer concerning the status of the Business and Purchased Assets. In addition, and notwithstanding (and without limiting) anything to the contrary contained herein, following the Bankruptcy Court’s entry of an order identifying the Buyer as the successful bidder and until the Closing or the earlier termination of this Agreement, the Selling Entities shall (and shall cause the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries to) consult with the Buyer on all material aspects of the business and material decisions relating to the operations of their respective businesses and shall take into account the views of the Buyer with respect thereto.

(b) Except as set forth in Schedule 7.1 or as required by any order of the Bankruptcy Court or applicable law or as contemplated or required by the terms of any Transaction Document, during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Selling Entities covenants that it will not, and that it will cause the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries) not to, without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed: (i) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to an Encumbrance (other than Permitted Encumbrances or liens arising under any Bankruptcy Court orders relating to the use of cash collateral (as defined in the Bankruptcy Code)) any assets of the type contemplated by the definition of Purchased Assets, other than: (A) the sale of inventory in the ordinary course of business; (B) the use of cash and cash equivalents to pay Administrative Expenses and as otherwise contemplated by this Agreement; (C) the collection of receivables in the ordinary course of business; (D) the use of prepaid assets and Documentary Materials in the ordinary course of business; and (E) the sale of obsolete inventory; (ii) change the terms of any accounts receivable (or other amounts receivable) owed to the Selling Entities, expedite the collection of any accounts receivable (or other amounts receivable) and owed to the Selling Entities, or factor any accounts receivable (or other amounts receivable) and owed to the Selling Entities, except, in each case, for immaterial changes in the ordinary course of business; (iii) delay in any material respect the payment of any accounts payable of the type being assumed by the Buyer under this Agreement; (iv) materially change its credit policies; (v) make any payments in respect of indebtedness for borrowed money other than interest payments due pursuant to the terms thereof; (vi) purchase any inventory other than as contemplated by the Operating Budget or change in any material respect existing inventory management practices or policies; (vii) in the case of all sales or licenses subsequent to the date hereof, provide for any customer or type of customer terms for sale or license that are materially inconsistent with current practices for such customer or type of customer; (viii) amend in any material and adverse respect or voluntarily terminate (or waive any material provision of) any Assumed Agreement; (ix) except as required by applicable Legal Requirements or the Contracts and plans listed on Schedule 7.1(b)(ix), pay any bonus or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (x) transfer, assign, eliminate or forgive any assets or Liabilities: (A) between any of the Selling Entities or Acquired Subsidiaries or any of their Affiliates (B) from the jurisdiction of any state or country to another jurisdiction (including any transfer of cash or cash equivalents from an account located outside the United States to an account located in the United States); (xi) incur any indebtedness for borrowed money other than a debtor in possession loan; or (xii) settle or resolve (or enter into any Contract providing for the settlement or resolution of) any of the Specified Tax Matters or any other Proceeding relating to Taxes instigated or threatened by any Governmental Authority.

(c) During the period commencing on the date of this Agreement and ending at the earlier of (x) the time of the entry of the Bidding Procedures Order and (y) 11:59 p.m. Pacific Time on the third Business Day after the Petition Date, each of the Selling Entities covenants that it will not, and that it will ensure that its the Seller’s Representatives do not, directly or indirectly: (i) solicit, or knowingly encourage or knowingly facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any Person relating to a possible Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any nonpublic information to, any person or entity (other than the Buyer) relating to or in connection with a possible Acquisition Transaction; (iii) entertain, consider or accept any proposal or offer from any person or entity (other than the Buyer) relating to a possible Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (A) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any of the Selling Entities, any Acquired Subsidiary or any of their Affiliates; (B) the issuance, grant, disposition or acquisition of: (1) any capital stock or other equity security of any of the Selling Entities, any Acquired Subsidiary or any of their Affiliates; (2) any option, call, warrant or right (whether or not immediately exercisable) to acquire any such capital stock or other equity security; or (3) any security, instrument or obligation that is or may become convertible into or exchangeable for any such capital stock or other equity security; or (C) any merger, consolidation, business combination, tender offer, share exchange, recapitalization, reorganization or similar transaction involving any of the Selling Entities, any Acquired Subsidiary or any of their Affiliates; provided, however, that the issuance of stock by the Seller upon the exercise of outstanding stock options will not be deemed to be an “Acquisition Transaction.”

Section 7.2 Access to and Delivery of Information; Maintenance of Records. (a) Between the date of this Agreement and the Closing Date, the Selling Entities shall, during ordinary business hours, upon reasonable notice: (i) give the Buyer and the Buyer’s Representatives reasonable access to the Seller’s accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management and, upon reasonable request, other employees and all books, records and other documents and data, offices and other facilities of the Selling Entities, the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries to which the Buyer is not denied access by law; provided that, in connection with such access, the Buyer and the Buyer’s Representatives shall use commercially reasonable efforts to minimize disruption to the Business, the Bankruptcy Case and the Auction; provided further that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a representative of the Selling Entities unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities; (ii) permit the Buyer and the Buyer’s Representatives to make such reasonable inspections and copies of all books, records and other documents of the Selling Entities, the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries as the Buyer may reasonably request; and (iii) furnish the Buyer with such financial and operating data and other information as the Buyer and the Buyer’s Representatives may from time to time reasonably request. Notwithstanding anything to the contrary set forth in this Section 7.2(a), no access to, or examination of, any information or other investigation shall be permitted to the extent that it would require disclosure of information subject to attorney-client or other privilege; provided that the party asserting such privilege advises the other party of the specific assertion of such privilege. All information obtained by the Buyer or the Buyer’s Representatives pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement.

(b) Within five Business Days prior to the Closing, the Seller shall deliver to the Buyer: (i) a breakdown and aging of all accounts receivable and other amounts receivable as of a date not earlier than five Business Days prior to the Closing that is determined in accordance with generally accepted accounting principles and the Selling Entities’ standard accounting practices, derived from the books and records of the Selling Entities and, taken as a whole, accurate and complete in all material respects as of such date; and (ii) a breakdown of all inventory as of the end of the Buyer’s most recent fiscal quarter prior to the Closing for which such information is available that is determined in accordance with generally accepted accounting principles and the Selling Entities’ standard accounting practices, derived from the books and records of the Selling Entities and, taken as a whole, accurate and complete in all material respects as of such date.

(c) Between the Closing Date and complete dissolution and liquidation of the Selling Entities, the Buyer and the Buyer’s Representative shall have reasonable access to all of the Selling Entities’ books and records, including all information pertaining to the Assumed Agreements, in the possession of the Selling Entities to the extent that: (i) such books, records and information relate to any period prior to the Closing Date; and (ii) such access may reasonably be required by the Buyer in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Selling Entities’ business and the Purchased Assets. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours. If any of the Selling Entities shall desire to dispose of any such books and records upon or prior to its dissolution, the Seller shall: (A) give the Buyer at least twenty (20) days prior written notice of such disposition; and (B) give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select and/or to copy such books and records as the Buyer may select.

(d) Between the date of this Agreement and the Closing the parties shall in good faith discuss and mutually decide on the manner in which documentary or tangible Excluded Assets (e.g., records and information of the Selling Entities that are Excluded Assets) will be delivered to the Selling Entities and/or physically retained by the Buyer (or a Buyer Affiliate) on behalf of the Selling Entities if delivery is not practical.

(e) Between the Closing Date and complete dissolution and liquidation of the Selling Entities, the Selling Entities and the Seller’s Representatives shall have reasonable access to all of the books and records of the Selling Entities, the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries delivered to the Buyer at Closing, including all information pertaining to the Assumed Agreements to the extent that: (i) such books, records and information relate to any period prior to the Closing Date; and (ii) such access may reasonably be required by the Selling Entities in connection with the Excluded Liabilities, the Excluded Assets or tax matters relating to or affected by the operation of Business. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. In connection with such access, the Seller and Seller’s Representatives shall use commercially reasonable efforts to minimize disruption to the Buyer’s business; provided further that in connection with the Seller’s and/or the Seller’s Representatives’ access to any offices and other facilities of the Buyer or any affiliate of the Buyer, the Seller and/or the Seller’s Representatives shall be accompanied at all times by a representative of the Buyer unless the Buyer otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. The Buyer shall also provide, and cause the Acquired Subsidiaries to provide, to the Selling Entities and the Seller’s Representatives such information as they may reasonably request for purposes of completing IRS Forms 5471. Following the Closing, all information obtained by the Seller or the Seller’s Representatives pursuant to this Section 7.2 and all information included in the Purchased Assets shall be considered Confidential Information of the Buyer pursuant to the terms of the Confidentiality Agreement and the Selling Entities shall continue to comply with the terms of the Confidentiality Agreement.

Section 7.3 Expenses. Except to the extent specifically provided herein, in the Bidding Procedures Order or in the Sale Order, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 7.4 Further Assurances. (a) Subject to the terms and conditions of this Agreement and until the complete dissolution and liquidation or the consummation of a plan of reorganization of the Selling Entities or earlier termination of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the sale of the Purchased Assets and assumption of the Assumed Liabilities in accordance with this Agreement; provided that, for the avoidance of doubt, following the Closing, the standard of commercial reasonableness shall be interpreted with regard to the Selling Entities in light of their then current resources; provided further that following the Closing, except as otherwise contemplated by this Agreement, all costs associated with complying with this provision shall be borne by the Buyer. The Selling Entities shall use all commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.2 to be satisfied on a timely basis; provided that no Selling Entity shall be required to commence any cause of action to cause such conditions to be satisfied. The Buyer shall use all commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.3 to be satisfied on a timely basis. Promptly following the Closing, the Seller shall deliver a confirmatory license consistent with the license grant set forth in Section 4.4 for recordation at the United States Patent and Trademark Office. Neither the Selling Entities, on the one hand, nor the Buyer, on the other hand, shall, without the prior written consent of the other, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time, on or after the Closing Date until the dissolution and liquidation of the Selling Entities, the Selling Entities shall execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer all of the Selling Entities’ right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Nothing in this Section 7.4(a) shall prohibit the Seller from taking such actions as are necessary to conduct the Auction.

(b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Selling Entities (until the liquidation and dissolution thereof and, except as otherwise contemplated by this Agreement, at the expense of the Buyer) shall use commercially reasonable efforts to convey such Purchased Asset to the Buyer as promptly as is practicable after the Closing provided that, for the avoidance of doubt, following the Closing, the standard of commercial reasonableness shall be interpreted with regard to the Selling Entities in light of their then current resources.

Section 7.5 Public Statements; Cooperation. In recognition of the importance of preserving the value of the Purchased Assets and enhancing the competitive position of the Business, except as otherwise required by the Bankruptcy Court:

(a) prior to and after the Closing, the Selling Entities shall obtain the Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed) to any public announcement, public statement or other public disclosure made by or on behalf of any the Selling Entities or any of the Seller’s Representatives with respect to this Agreement or the transactions contemplated hereby, except: (i) to the extent required by any Legal Requirement or order of the Bankruptcy Court; (ii) to facilitate the Auction; (iii) under the circumstances in which the Seller is expressly permitted by the Confidentiality Agreement to make such disclosures; or (iv) as is consistent with any communications plan mutually agreed to by the Buyer and the Seller; and

(b) prior to the Closing, the Buyer shall obtain the Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed) to any public announcement, public statement or other public disclosure made by or on behalf of the Buyer or any of the Buyer’s Representatives with respect to this Agreement or the transactions contemplated hereby, except: (i) to the extent required by any Legal Requirement or order of the Bankruptcy Court; (ii) under the circumstances in which the Buyer is expressly permitted by the Confidentiality Agreement to make such disclosures; or (iii) as is consistent with any communications plan mutually agreed to by the Buyer and the Seller. For the avoidance of doubt, statements made by the Buyer to any customer, supplier, licensor, dealer or distributor of, or others having business relationships with, any of the Selling Entities, the Acquired Subsidiaries or any of the subsidiaries of the Acquired Subsidiaries with whom the Buyer has a pre-existing business relationship (in direct discussions with any such Person) shall not require the consent of the Seller or be deemed to be a breach of this Section 7.5(b).

Notwithstanding the foregoing, the Buyer and the Seller shall: (1) agree upon a pre-Closing communications plan, including plans for contacting Persons having business relationships with the Selling Entities or the Acquired Subsidiaries (or the subsidiaries of the Acquired Subsidiaries) (including suppliers, licensors, dealers, distributors and customers), and, in connection therewith, disclosing to such Persons the identity of the Selling Entities, the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries) and the status and terms of this Agreement and the transactions contemplated hereby (and any such disclosure shall not be deemed a breach of the Confidentiality Agreement or this Agreement); and (2) cooperate and coordinate with each other with respect to contacting any such Persons and developing and implementing any such plans.

Section 7.6 Governmental Authority Approvals and Cooperation.

(a) Governmental Authority Approvals. Prior to the Closing, each of the Selling Entities and the Buyer shall (and the Selling Entities shall cause the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries to) use its commercially reasonable efforts to make any filings and notifications, and to obtain any Consents from Governmental Authorities, required to be made and obtained under applicable Legal Requirements in connection with the transactions contemplated by this Agreement as promptly as practicable.

(b) HSR. If applicable, each of the Buyer and the Seller shall, as promptly as practicable after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Buyer and the Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Seller and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ. If such a filing is made, each of the Buyer and the Seller shall seek early termination of the waiting period under the HSR Act and use its reasonable best efforts to obtain any clearance as promptly as possible required under the HSR Act for the consummation of the transactions contemplated hereby.

(c) Cooperation. Subject to any restrictions under applicable Legal Requirements, each party hereto: (i) shall cooperate with each other party hereto in connection with the filings and Consents contemplated by Section 7.6(a); (ii) shall promptly inform each other party hereto of any communication received by such party from any Governmental Authority concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for Consent related thereto; and (iii) shall permit each other party hereto to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto. In addition, subject to any restrictions under applicable Legal Requirements, none of the Selling Entities or the Buyer shall (and the Selling Entities shall ensure that the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries do not) agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto unless it consults with the other party hereto in advance and, to the extent permitted by any such Governmental Authority and applicable Legal Requirements, gives the other party hereto the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable Legal Requirements, the Selling Entities and the Buyer shall furnish (and the Selling Entities shall cause the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries to furnish) the Buyer or the Selling Entities, as the case may be, with copies of all correspondence, filings and communications between it and its Affiliates (and their respective Representatives) on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto (in each case, excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine). Subject to any restrictions under applicable Legal Requirements, each of the Selling Entities and the Buyer shall also furnish each other party hereto with (and the Selling Entities shall cause the Acquired Subsidiaries and the subsidiaries of the Acquired Subsidiaries to furnish the Buyer with) such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with its preparation of necessary filings, registrations or submissions of information to any Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for Consent related thereto.

Section 7.7 Employee Matters.

(a) At least two Business Days prior to the Closing Date, the Buyer shall provide the Seller with a list of any Employees (the “Specified Employees”) to whom the Buyer intends to make an offer of employment (it being understood that, except as described on Annex A, the terms and conditions of any offer of employment shall be determined by the Buyer in its sole discretion). If the Closing occurs, the Buyer shall be liable for any employment law violations that arise from the Buyer’s actions taken in selecting Employees for the list of Specified Employees. Prior to the Closing, the Buyer shall make the offers of employment described on Annex A.

(b) The Selling Entities shall terminate, as of the Closing, any Specified Employee who does not become a Transferred Employee as of the Closing and such termination shall be deemed to have been made at the request, and with the consent of, the Buyer.

(c) After receipt of the list of Specified Employees described in Section 7.7(a) above, but prior to the Closing Date, the Selling Entities shall terminate, effective as of a time prior to the Closing, all Persons who would otherwise be Employees as of the Closing other than: (i) the Specified Employees; and (ii) any Employees who are not Specified Employees and whom the Selling Entities decide to retain following the Closing (“Retained Employees”), and such termination shall be deemed to have been made at the request, and with the consent, of the Buyer. An Employee who satisfies the conditions described in any of clauses “(A)” through “(C)” of this sentence is referred to as a “Terminated Employee”: (A) such Employee is terminated pursuant to the preceding sentence, (B) such Employee is terminated at any other time on or after the Petition Date and prior to the Closing at the direction or with the consent of the Buyer (such consent not to be unreasonably withheld in the case of a proposed termination for “cause”); or (C) such Employee is a Specified Employee who does not become a Transferred Employee as of the Closing.

(d) If the Closing occurs, the Buyer shall process (or if it is not practicable for the Buyer to process, the Seller shall process on the Buyer’s behalf with the Buyer providing reasonable assistance to the Seller) the payroll for, and pay (or provide funds to pay), the base wages, base salary and ordinary course sales commissions accrued during the payroll period in which the Closing Date falls (the “Closing Payroll Period”) with respect to each Employee employed at any time during the Closing Payroll Period other than Retained Employees. For the avoidance of doubt, the Closing Payroll Period shall extend from the final payroll date preceding the Closing through and including the Closing Date. In connection therewith, the Buyer shall withhold and remit, on behalf of the Selling Entities, all applicable payroll taxes as required by law.

(e) With respect to each Specified Employee who accepts the offer of employment from the Buyer or its subsidiary (the “Transferred Employees”), if the Closing occurs, the Buyer shall assume the Selling Entities’ liability for all unused vacation earned and/or accrued by such Transferred Employee (it being understood that benefits under the Selling Entities’ sabbatical program shall not constitute unused vacation).

(f) With respect to each Terminated Employee and any Specified Employee who does not become a Transferred Employee or a Retained Employee, if the Closing occurs, the Buyer shall assume and pay the Selling Entities’ Liabilities: (i) for all unused vacation earned and/or accrued by such Terminated Employee; and (ii) except with respect to persons listed on Annex A and executive officers of the Seller (as to whom the Buyer shall not assume or pay any severance, change of control, bonus or similar payment or obligation, whether pursuant to any individual employment, severance or similar agreement or otherwise), for severance obligations that arise as a result of the transactions contemplated by this Agreement, but only to the extent such severance obligations arise pursuant to the Seller’s severance plan(s) disclosed to the Buyer prior to the date of this Agreement (and not pursuant to any individual employment, severance or similar agreement). For the avoidance of doubt, any Employee of the Selling Entities whose employment is terminated by the Selling Entities without the consent of the Buyer shall not be deemed to be a “Terminated Employee” for purposes of this Section 7.7(e).

(g) With respect to Employees other than persons listed on Annex A, executive officers of the Seller and other than Retained Employees, if the Closing occurs, the Buyer shall assume and pay the Selling Entities’ Liabilities under the WARN Act (provided that, to the extent that the WARN Act is applicable to any Terminated Employee, the Selling Entities shall comply with all procedural aspects thereof through the Closing Date).

(h) If the Closing occurs, the Buyer shall assume Selling Entities’ Liability under Section 4980B of the Code (“COBRA”); provided, however, that, notwithstanding anything to the contrary in this Agreement, the Buyer shall not assume any Liability for making COBRA premium payments (whether or not any Selling Entity has any Liability to make such payments pursuant to any Contract, benefit plan or otherwise), except to the extent required by applicable Legal Requirements. Buyer hereby acknowledges that it will be a “successor employer” for purposes of Treasury Regulations Section 54.4980B-9.

(i) With respect to any medical, dental or other welfare benefits that are provided at any time to Transferred Employees under any other plan within the calendar year of the Closing, the Buyer shall use commercially reasonable efforts to cause any applicable pre-existing condition exclusions and waiting periods (except to the extent such limitations or waiting periods are already in effect with respect to such employees and have not been satisfied immediately prior to the Closing Date) to be waived, and each Transferred Employee shall be provided with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any equivalent welfare plans in which an employee participates except to the extent that such a credit would cause duplication of benefits.

Section 7.8 Taxes. The Selling Entities shall prepare and file all necessary Tax Returns and other documentation relating to Transfer Taxes that they are required to file under applicable Legal Requirements and shall provide the Buyer with a reasonable opportunity to review and comment on such Tax Returns (and in any event not fewer than three Business Days) prior to the filing thereof. The Buyer shall bear and pay any Transfer Taxes. The Buyer and the Selling Entities shall cooperate with each other to the extent legally permitted to minimize any such Transfer Taxes. The Buyer shall, within 30 days after the Closing, provide the Seller with an allocation of the sum of the Purchase Price and the Assumed Liabilities (and any adjustments thereof) among the Purchased Assets as of the Closing Date (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Except as otherwise required by applicable Legal Requirements, the Buyer and the Seller shall report for all Tax purposes all transactions contemplated by this Agreement in a manner consistent with the

Allocation, if any, and shall not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise. Real property, personal property and other ad valorem Taxes with respect to the Purchased Assets that are due after the Closing Date shall be paid by the Buyer.

Section 7.9 Submission for Bankruptcy Court Approval. (a) Each of the Selling Entities shall file voluntary petitions under Chapter 11 of the Bankruptcy Code no later than April 1, 2009. On the Petition Date (or as soon thereafter as is reasonably practicable but in no event later than April 3, 2009), the Selling Entities shall file a motion or motions (the “Motions”) and supporting papers seeking: (i) the entry of the Bidding Procedures Order (including the scheduling of the Auction); (ii) the Bankruptcy Court’s approval of this Agreement, each of the Selling Entity’s performance under this Agreement and the assumption and the assignment of the Assumed Agreements pursuant to section 365 of the Bankruptcy Code; and (iii) the entry of an order in the form of Exhibit C approving this Agreement, which order shall be a Final Order in a form and substance reasonably acceptable to the Buyer and not subject to Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure (the “Sale Order”). The Buyer shall take such actions as are reasonably requested by the Seller to assist the Seller in obtaining a finding by the Bankruptcy Court that the Buyer is deemed to have purchased the Purchased Assets in good faith pursuant to section 363(m) of the Bankruptcy Code and that it has the necessary qualifications to show adequate assurance of future performance with respect to the Assumed Agreements as required by section 365 of the Bankruptcy Code. The Bidding Procedures Order and the Sale Order may, at the Seller’s option, be sought under one combined set of motion papers, which shall be in form and substance reasonably acceptable to the Buyer. All parties hereto shall use their commercially reasonable efforts to have the Bankruptcy Court enter the Bidding Procedures Order within three Business Days following the filing of the motion therefor, to have the Sale Hearing no later than 30 days after the Petition Date and to have the Sale Order entered no later than 32 days after the Petition Date. The Selling Entities shall give notice under the Bankruptcy Code of the request for the relief specified in the Motions to any Person as to whom any Selling Entity has received notice that such Person has or may have, and to any Person who to the Seller’s Knowledge, might assert, a claim against or with respect to, or interest in, any of the Purchased Assets or Assumed Liabilities, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other proceedings relating to this Agreement or the transactions contemplated hereby. The Selling Entities shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Buyer at least two Business Days prior to their filing with the Bankruptcy Court for the Buyer’s prior review and approval, which shall not be unreasonably withheld or delayed.

(b) A list of the Assumed Agreements shall be filed as an exhibit to the Sale Motion, or, if required by the Bankruptcy Court, a motion to assume and assign the Assumed Agreements, and otherwise shall be described in sufficient detail to provide adequate notice to the non-debtor party to such Contracts. Upon revision of Schedule 2.1(e) by the Buyer, the Seller shall add any Assumed Agreements to the exhibit or remove Assumed Agreements from the exhibit, as applicable. Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Agreements as reasonably determined in good faith by the Seller. In cases in which the Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00.

(c) Each Selling Entity and the Buyer shall consult with one another regarding pleadings which any of them intends to file with, or positions any of them intends to take before, the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, the Bidding Procedures Order or the Sale Order. Each Selling Entity shall promptly provide the Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court (and other courts) that such Selling Entity has in its possession (or receives) pertaining to the motion for approval of the Bidding Procedures Order, the Sale Order or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket.

(d) If the Bidding Procedures Order, the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, Sale Order or other such order), subject to rights otherwise arising from this Agreement, the Selling Entities and the Buyer shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

Section 7.10 Overbid Procedures. The Buyer and the Selling Entities acknowledge that the Selling Entities must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of the Selling Entities and other interested parties, providing information about the Selling Entities’ business to prospective bidders (subject to confidentiality agreements no less restrictive than the Confidentiality Agreement), entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction”). The Selling Entities and the Buyer agree, and the motion to approve the Bidding Procedures Order shall reflect the fact that the provisions of this Agreement, including this Section 7.10 and Section 7.11, are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets.

Section 7.11 Break-Up Fee and Expense Reimbursement. If: (a) (i) the Buyer is not identified as the successful bidder following completion of the actions contemplated by Section 7.10; (ii) at the time the successful bidder is identified, the Buyer is not in material breach of any material provision of this Agreement; (iii) the Buyer has not terminated this Agreement (other than pursuant to Sections 9.1(c) or 9.1(e)); and (iv) a sale of all or a material part of the Purchased Assets to a party or parties (collectively, a “Third-Party”) other than the Buyer (the “Third-Party Sale”) is consummated; provided, however, that a stand-alone reorganization, including a reorganization under which the Seller’s secured lenders receive substantially all the equity and/or debt in the reorganized Sellers, shall not constitute a Third-Party Sale; (b) (i) a Third-Party Sale is consummated (whether in the Chapter 11 Case or, if converted into a case under Chapter 7 of the Bankruptcy Code, such Chapter 7 case) within six months of the approval of the Bidding Procedures Order; (ii) at the time of the Third-Party Sale, the Buyer is not in material breach of any material provision of this Agreement; and (iii) the Buyer has not terminated this Agreement (other than pursuant to Sections 9.1(c) or 9.1(e) or (c) one or more Selling Entities files a Chapter 11 plan contemplating the sale or retention of a material portion of the Purchased Assets by the Selling Entities in a manner substantially inconsistent with the terms of this Agreement in circumstances in which the Seller’s secured lenders receive more than 50% of the equity and/or debt in the reorganized Seller or any other successor entity (an “Inconsistent Plan”), then the Buyer will be entitled to receive, without further order of the Bankruptcy Court, from the Seller, or, in the event of a Third-Party Sale, out of the deposit from such Third-Party and the proceeds of the consummated sale: (A) a “break-up fee” of $1,000,000 (“Break-Up Fee”); plus (B) the amount of all of the Buyer’s documented out-of-pocket expenses (including expenses of outside counsel, accountants and financial advisers) incurred since December 7, 2007 in connection with its evaluation, consideration and negotiation of a possible transaction with the Buyer and in connection with the transactions contemplated hereby, in any case up to $1,000,000 (the “Expense Reimbursement”, together with the Break-Up Fee, the “Termination Payment”). Such Termination Payment shall be made by wire transfer of immediately available U.S. funds to an account designated by the Buyer from the Seller or, in the event of a Third-Party Sale, from the Seller, the deposit from such Third-Party and the proceeds of a Third-Party Sale, with such payment to be made on or before the first Business Day after the consummation of the Third-Party Sale or the filing of an Inconsistent Plan, as applicable. In the event of a Third Party Sale in which one or more of the secured lenders (or their agents or affiliates) of the Selling Entities is the acquiring party, if the cash proceeds from such sale and other funds of the Selling Entities will be insufficient to pay the Termination Payment, such secured lender shall be required to pay any portion of the Termination Payment that cannot be paid in cash from the proceeds of such sale or such other funds to the Buyer (after taking into account the Carve-Out (as defined in the cash collateral order entered in the Chapter 11 Case) as a condition precedent to the closing of such Third Party Sale (it being understood that the remainder of the Termination Payment will be paid from the proceeds of such sale or other funds after taking into account the Carve-Out). The claim of the Buyer in respect of the Termination Payment shall constitute a super-priority administrative expense claim, senior to all other administrative expense claims of the Selling Entities, as administrative expenses under sections 503 and 507(b) of the Bankruptcy Code in the Chapter 11 Case, senior to all administrative expense claims of the Selling Entities secured lenders, notwithstanding anything to the contrary in any Bankruptcy Court orders approving the Selling Entities use of cash collateral, paid, in cash, from the deposit and/or the sale proceeds generated by the sale or sales of the Purchased Assets paid by a Third-Party Sale and paid to the Buyer, in cash, prior to delivery of any sale proceeds to any of the secured lenders. As part of any motion seeking entry of the Bidding Procedures Order, the Seller shall seek approval by the Bankruptcy Court of this Section 7.11 (and that the substance of this Section 7.11 be in the Bid Procedures Order), which may be approved by the Bankruptcy Court separately from the remainder of this Agreement.

Section 7.12 Transfer of Purchased Assets.

(a) The Selling Entities and the Buyer agree that unless otherwise requested by the Buyer in writing, any of the Purchased Assets (including software) that can be transmitted to the Buyer electronically will be so delivered to the Buyer or a Buyer Affiliate promptly following the Closing and will not be delivered to the Buyer or a Buyer Affiliate on any tangible medium. Promptly following any electronic transmission, the Selling Entities shall execute and deliver to the Buyer a certificate in a form reasonably acceptable to the Buyer and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; and (v) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

(b) The Buyer will make all necessary arrangements for the Buyer or a Buyer Affiliate to take possession of the Purchased Assets, and, at the Buyer’s expense, to transfer same to a location operated by the Buyer or a Buyer Affiliate, as promptly as practicable following the Closing.

(c) After the Closing, if any Selling Entity receives any payment, refund or other amount which is a Purchased Asset or which is otherwise properly due and owing to the Buyer or a Buyer Affiliate, such Selling Entity shall promptly remit, or shall cause to be remitted, such amount to the Buyer or a Buyer Affiliate. The Selling Entities shall promptly endorse and deliver to the Buyer or a Buyer Affiliate any notes, checks, negotiable instruments or other documents which are Purchased Assets or otherwise properly due and owing to the Buyer or a Buyer Affiliate, and the Buyer shall have the right and authority to endorse, without recourse, the name of the Selling Entities on any such instrument or document.

Section 7.13 Resignations, Minute Books and Stock Certificates. Except to the extent otherwise determined by the Buyer and communicated to the Seller prior to the Closing, the Seller shall use commercially reasonable efforts: (a) to deliver at the Closing written resignations of all officers and directors of the Acquired Subsidiaries (and subsidiaries of the Acquired Subsidiaries), effective as of the Closing, and the minute books of all Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries); and (b) to facilitate the transfer of director qualifying shares and similar shares of the Acquired Subsidiaries (and subsidiaries of the Acquired Subsidiaries) that are not owned by either a Selling Entity or Acquired Subsidiary to a person designated by Buyer, effective as of the Closing.

Section 7.14 Post-Closing Operation of the Seller; Name Changes. From and after the Closing, the Seller Entities will cease operations that are in any manner competitive with the business being transferred to the Buyer hereunder. Nothing contained herein shall preclude the Selling Entities from conducting any non-competitive business activities, selling Excluded Assets or enforcing their rights and performing their obligations under this Agreement and the other Transaction Documents. Promptly after the Closing, the Selling Entities shall take all necessary action to change their names to names bearing no resemblance to Silicon Graphics, SGI or any variation thereof and will file such documents as are necessary to reflect such name change in the states in which the Seller Entities are incorporated and the other jurisdictions where the Selling Entities are qualified to do business as a foreign entity and filing an application with and obtaining an order from the Bankruptcy Court requiring a change to the caption of all pleadings and documents to be filed in the Chapter 11 Case from the names of the Seller and the Selling Entities to names bearing no resemblance to Silicon Graphics, SGI or any variation thereof. The Selling Entities agree to promptly notify the Buyer of such name changes and the name chosen by the Selling Entities. Notwithstanding the foregoing, the Seller may refer to Silicon Graphics, SGI and variations thereof as a former name for legal and noticing purposes in the Chapter 11 Case and other legal documents.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) no preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no Legal Requirement shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

(b) if applicable, the waiting period applicable to the sale of the Purchased Assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired or been terminated; and

(c) the Bankruptcy Court shall have entered the Sale Order substantially in the form of Exhibit C and such Sale Order shall be a Final Order (except if modified or amended with the written consent of the Seller and the Buyer or as agreed to on the record at any hearing before the Bankruptcy Court).

Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) each of the Selling Entities shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing Date;

(b) each of the Selling Entities’ representations and warranties which are set forth in this Agreement (except for those contained in Sections 5.1 and 5.10) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case such representation or warranty shall be true and correct in all respects as of such date); provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 8.2(b): (i) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect;

(c) each of the Selling Entities’ representations and warranties contained in Sections 5.1 and 5.10 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case such representation or warranty shall be true and correct in all material respects as of such date);

(d) the Buyer shall have received a certificate from an authorized officer of the Seller, dated as of the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(g) have been satisfied;

(e) the Purchased Assets shall be able to be delivered free and clear of any Encumbrances other than Permitted Encumbrances;

(f) the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2; and

(g) since the date of this Agreement, there shall have not have occurred any Material Adverse Effect, and no events, developments or effects shall have occurred (and no circumstances or conditions shall have come into existence) since the date of this Agreement that would reasonably be expected to have or result in a Material Adverse Effect.

Any condition specified in this Section 8.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

Section 8.3 Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) the Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date and the representations and warranties of the Buyer which are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case such representation or warranty shall be true and correct in all material respects as of such date);

(b) the Seller shall have received a certificate from an authorized officer of the Buyer, dated as of the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Section 8.3(a) have been satisfied; and

(c) the Seller shall have received the other items to be delivered to it pursuant to Section 4.3.

Any condition specified in this Section 8.3 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Seller and the Buyer;

(b) the Seller if: (i) any of the Buyer’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.3(a) would not be satisfied; or (ii) any of the Buyer’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Buyer’s representations and warranties or a breach of a covenant or obligation by the Buyer is curable by the Buyer within ten Business Days after the date of written notice from the Seller to the Buyer of the occurrence of such inaccuracy or breach, then the Seller may not terminate this Agreement under this Section 9.1(b) on account of such inaccuracy or breach: (A) during the ten Business Day period commencing on the date on which the Buyer receives notice of such inaccuracy or breach; or (B) after such ten Business Day period if such inaccuracy or breach shall have been fully cured during such period in a manner that does not result in a material breach of any covenant or obligation of the Buyer;

(c) the Buyer if: (i) any of the Selling Entities’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.2(b) or 8.2(c), as applicable, would not be satisfied (taking into account the proviso contained in Section 8.2(b)); or (ii) any of the Selling Entities’ covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Selling Entities’ representations and warranties or a breach of a covenant or obligation by any of the Selling Entities is curable by it within ten Business Days after the date of written notice from the Buyer to the Seller of the occurrence of such inaccuracy or breach, then the Buyer may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or breach: (A) during the ten (10) Business Day period commencing on the date on which the Seller receives notice of such inaccuracy or breach; or (B) after such ten (10) Business Day period if such inaccuracy or breach shall have been fully cured during such period in a manner that does not result in a material breach of any covenant or obligation of the Selling Entities;

(d) the Seller or the Buyer, if: (i) there shall be any Legal Requirement (other than a Legal Requirement the violation of which would not reasonably be expected to result in: (A) criminal liability; or (B) fines or penalties in excess of $1,000,000) that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or (ii) consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of the Bankruptcy Court or any court or Governmental Authority having competent jurisdiction; provided that the party seeking to terminate pursuant to this Section 9.1(d) shall have used its reasonable best efforts to challenge such Legal Requirement, order, decree or judgment;

(e) the Buyer or the Seller, if the Bankruptcy Court enters an order approving a Third-Party Sale or if any Chapter 11 Case filed by any of Silicon Graphics, Inc., Silicon Graphics Federal, Inc. or Silicon Graphics World Trade Corporation is dismissed or converted to Chapter 7 of the Bankruptcy Code for any reason;

(f) the Buyer, at any time on or after May 15, 2009, if the Sale Order has not been entered by the Bankruptcy Court by May 15, 2009 on the docket of the Bankruptcy Court; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if the breach by the Buyer of any representation, warranty or covenant contained in this Agreement is a proximate cause of the failure of the Sale Order to be entered by such date; or

(g) the Seller, on or after May 15, 2009, if the Sale Order has not been entered by the Bankruptcy Court by May 15, 2009 on the docket of the Bankruptcy Court; provided, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if its own breach of any representation, warranty or covenant contained in this Agreement is a proximate cause of the failure of the Sale Order to be entered by such date; or

(h) the Buyer, if the Closing shall not have occurred on or prior to the date ten Business Days following the date the Sale Order is entered by the Bankruptcy Court, or the Seller, if the Closing shall not have occurred on or prior to the date ten Business Days following the date the Sale Order is entered by the Bankruptcy Court; provided, that the Buyer or the Seller, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(h) if its own breach of any representation, warranty or covenant contained in this Agreement is a proximate cause of the failure of the Closing to occur on or prior to such date.

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto provided, however, that: (a) no party shall be relieved of any Liability arising from any intentional breach by such party of any provision of this Agreement; and (b) Section 7.11 and Article X shall not be affected by the termination hereof.

Section 9.3 Extension; Waiver. At any time prior to the Closing, the Selling Entities, on the one hand, or the Buyer, on the other hand, may: (a) extend the time for the performance of any of the obligations or acts of the Buyer (in the case of an agreed extension by the Selling Entities) or the Selling Entities (in the case of an agreed extension by the Buyer); (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Selling Entities) or the Selling Entities (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto; (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Selling Entities) or the Selling Entities (in the case of a waiver by the Buyer) contained herein; or (d) waive any condition to its obligations hereunder. Any agreement on the part of the Selling Entities, on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Selling Entities or the Buyer, as applicable.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Selling Entities and the Buyer.

Section 10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Section 10.3 Survival. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties nor any of their respective officers, directors, representatives, employees, advisors or agents shall have any Liability to the other after the Closing for any breach thereof (it being understood that nothing in this Section 10.3 shall impact any remedy available to any party hereto in the event of fraud). The parties hereto agree that only the covenants contained in this Agreement to be performed at or after the Closing Date shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing Date for any breach thereof.

Section 10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), two business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a)	If to any Selling Entity or the Selling Entities, to:

c/o Silicon Graphics, Inc.

1140 East Arques Ave.

Sunnyvale, CA 94085

Phone: 408-960-1980

Facsimile: 408-524-6151

Attention: Gregory S. Wood, Chief Financial Officer

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Phone: 212-596-9000

Facsimile: 212-596-9090

Attention: Mark R. Somerstein, Esq.

(b)	If to the Buyer, to:

Rackable Systems, Inc.

46600 Landing Parkway

Fremont, California 94538

Phone: (510) 933-8300

Fax: (408) 321-0293

Attn: James Wheat, Chief Financial Officer

with a copy to:

Cooley Godward LLP

3000 El Camino Real

5 Palo Alto Square

Palo Alto, CA 94306

Phone: 650-843-5000

Facsimile: 650-849-7400

Attention: Timothy Moore, Esq.

Section 10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of the Selling Entities, the Selling Entities’ trustee in the Bankruptcy Case;

provided, however, that: (a) prior to the Closing Date, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other parties hereto; and (b) that this Agreement shall be assignable by the Buyer, without the prior written consent of any Selling Entity, only to one or more Buyer Affiliates, so long as the Buyer shall continue to remain obligated hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 10.5 shall be null and void and shall not bind or be recognized by any Selling Entity or the Buyer.

Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.7 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

Section 10.8 Acknowledgement and Release. The Buyer acknowledges that the Selling Entities are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Selling Entities under this Agreement and the other Transaction Documents, and that no Affiliate of any Selling Entity or any of their respective subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of any Selling Entity or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents, except in the event of fraud.

Section 10.9 Submission to Jurisdiction. Unless and to the extent otherwise specifically provided herein, the parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute or proceeding brought in such courts or any defense of inconvenient forum in connection therewith.

Section 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11 Incorporation of Schedules and Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.12 Entire Agreement. This Agreement (including all Schedules and all Exhibits) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 10.13 Remedies. The parties hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, each party or its respective successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to the Bankruptcy Court or any other court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

Section 10.14 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer laws of all applicable jurisdictions. The Selling Entities agree to cooperate with the Buyer, upon the reasonable request of the Buyer and at the Buyer’s expense, in making any bulk sales filings the Buyer may, in its sole discretion, decide to file.

Section 10.15 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

RACKABLE SYSTEMS, INC.

By:	/s/ Mark Barrenechea
Name: Mark Barrenechea
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

SILICON GRAPHICS, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

SILICON GRAPHICS REAL ESTATE, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

SILICON GRAPHICS WORLD TRADE CORPORATION

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

PARAGRAPH INTERNATIONAL, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

WTI DEVELOPMENT, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

SILICON STUDIO, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

SILICON GRAPHICS OF MANHATTAN, INC.

By:	/s/ Diane Gibson
Name: Diane Gibson
Title: President

CRAY RESEARCH, L.L.C.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

CRAY FINANCIAL CORP.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

CRAY RESEARCH AMERICA LATINA LTD.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

CRAY RESEARCH (EASTERN EUROPE) LTD.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

CRAY RESEARCH (INDIA) LTD.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

CRAY ASIA/PACIFIC, INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer

CRAY RESEARCH INTERNATIONAL INC.

By:	/s/ Greg Wood
Name: Greg Wood
Title: Chief Financial Officer